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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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The Simply Good Foods Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

December 21, 2017

Dear Fellow Stockholders,

        It is my pleasure to invite you to attend The Simply Good Foods Company's 2018 Annual Meeting of Stockholders (the "Annual Meeting") on Wednesday, January 31, 2018 at 9:00 a.m. (ET), at The Ritz-Carlton, 280 Vanderbilt Beach Road, Naples, FL 34108. At the Annual Meeting, our stockholders will be asked:

  1.
  To elect the three Class I director nominees;

  2.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2018 fiscal year; and

  3.
  To transact such other business as may properly come before the meeting.

        We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on December 4, 2017 are entitled to notice of and to vote at the meeting. We will conclude the meeting by inviting you to ask and express your views to the members of senior management and our Board of Directors who will be present. Please see pages 1-3 for information about the meeting and how to vote your shares.

        Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

        We appreciate the confidence you have placed in us through your investment in us, and we look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

James M. Kilts Chairman of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 31, 2018

Our Proxy Statement and Annual Report to Stockholders for the fiscal year ended August 26, 2017 are available at www.thesimplygoodfoodscompany.com/proxy.

i

PROXY STATEMENT SUMMARY

        The Simply Good Foods Company ("Simply Good Foods," the "Company," "we," "us" or "our") provides below highlights of certain information in this Proxy Statement. This is only a summary, so please refer to the Proxy Statement and Annual Report to Stockholders for the fiscal year ended August 26, 2017 before you vote.

 2018 ANNUAL MEETING OF STOCKHOLDERS

Date and Time: Wednesday, January 31, 2018, at 9:00 a.m. (ET)	Place: The Ritz-Carlton, 280 Vanderbilt Beach Road, Naples, FL 34108
Record Date: December 4, 2017

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Vote Required for Approval	Abstentions	Broker Uninstructed Shares (Broker Non-Votes)	Board's Recommendation
Election of the three Class I director nominees	A plurality of the votes cast (the three nominees receiving the highest number of "FOR" votes cast will be elected)	No Impact	No Impact	FOR all director nominees
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2018 fiscal year	Majority of shares cast	No Impact	Voted in broker's discretion	FOR

CORPORATE GOVERNANCE HIGHLIGHTS

Our Corporate Governance Policies Reflect Best Practices

•

All independent directors except CEO

•

Separation of Chairman and CEO roles

•

All independent members of the Compensation Committee, Audit Committee and Nominating and Governance Committee

•

Director and executive officer stock ownership guidelines

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Third party anonymous ethics reporting hotline

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Frequent engagement by management with institutional investors

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100% director attendance at Board and committee meetings during 2017

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Executive sessions of non-management directors at each Board meeting

        See "Corporate Governance" in the Proxy Statement for more details regarding our corporate governance practices.

STOCKHOLDER ENGAGEMENT

        We believe that maintaining positive relationships with our stockholders is critical to our long-term success. We value the views of our stockholders, and we solicit stockholder input regarding our company throughout the year as well as participate in various investor day conferences throughout the year, such as the CAGNY (Consumer Analyst Group of New York) conferences.

1050 17th Street, Suite 1500
Denver, Colorado 80265
(303) 633-2840

PROXY STATEMENT

 INFORMATION ABOUT THE SIMPLY GOOD FOODS COMPANY

        We are a growing developer, marketer and seller of branded nutritional foods and snacking products. Our highly-focused product portfolio consists primarily of nutrition bars, ready-to-drink shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, and Atkins Endulge® brand names. Our corporate website is located at www.thesimplygoodfoodscompany.com. Information contained on our website does not constitute part of, and is not incorporated by reference in, this Proxy Statement. We were formed on March 30, 2017 to consummate a business combination between Conyers Park Acquisition Corp. ("Conyers Park") and NCP-ATK Holdings, Inc. ("Atkins") which occurred on July 7, 2017 (the "Business Combination"). As a result of the Business Combination, Simply Good Foods owns all of the equity in Atkins.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Information About Attending the Annual Meeting

        Our Annual Meeting will be held on Wednesday, January 31, 2018, at 9:00 a.m. (ET), at The Ritz-Carlton, 280 Vanderbilt Beach Road, Naples, FL 34108. The telephone number for the Annual Meeting location is (239) 598-3300. The doors to the meeting room will open for admission at 9:00 a.m. (ET). Directions to the meeting location are posted on our website located at www.thesimplygoodfoodscompany.com.

        Proof of stock ownership and some form of government-issued photo identification (such as a valid driver's license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Simply Good Foods' common stock as of the close of business on December 4, 2017 (the "Record Date") will be entitled to attend and vote at the Annual Meeting. If you are a stockholder of record as of the Record Date and you plan to attend the Annual Meeting, please save your proxy card, as the case may be, and bring it to the Annual Meeting as your admission ticket. If you plan to attend the meeting but your shares are not registered in your name, you must bring evidence of stock ownership as of December 4, 2017, which you may obtain from your bank, stockbroker or other adviser, to be admitted to the meeting. No cameras, recording devices or large packages will be permitted in the meeting room.

        Under appropriate circumstances, we may provide assistance or a reasonable accommodation to attendees of the Annual Meeting who require assistance to gain access to the meeting or to receive communications made at the meeting. If you would like to request such assistance or accommodation, please contact us at (303) 633-2840 or at The Simply Good Foods Company, 1050 17th Street, Suite 1500, Denver, Colorado, 80265. Please note that we may not be able to accommodate all requests.

Information About this Proxy Statement

        Why You Received this Proxy Statement.    You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the "SEC") and that is designed to assist you in voting your shares.

        Availability of Proxy Statement and Annual Report.    This Proxy Statement and our Annual Report for the fiscal year ended August 26, 2017 (the "Annual Report") is available to our stockholders electronically via the Internet at www.thesimplygoodfoodscompany.com. On December 21, 2017, we also began mailing this Proxy Statement and the Annual Report to our stockholders of record as of the Record Date.

Information About Voting

        Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

  •
  By Telephone—Stockholders who received a proxy card by mail and are located in the United States can vote by telephone by calling the phone number, and following the instructions, on the proxy card;

  •
  By Internet—You can vote over the Internet at www.proxyvote.com; or

  •
  By Mail—If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

        Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (ET) on January 30, 2018. We encourage you to submit your proxy as soon as possible (by telephone, Internet or by mail) even if you plan to attend the meeting in person.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the Annual Meeting in order to vote.

        Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors unless you have given your broker specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

        If you vote by proxy, the individuals named on the proxy card (your "proxies") will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, any or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

  •
  FOR the election of all three Class I nominees for director;

  •
  FOR the ratification of the appointment of Ernst & Young LLP ("Ernst & Young") as our independent registered public accounting firm for our 2018 fiscal year; and

  •
  For any other matter properly presented before the meeting, in the discretion of the proxies.

        You may revoke or change your proxy before the meeting for any reason by (1) if you are a registered stockholder (or if you hold your shares in "street name" and have a proper legal proxy from your broker), voting in person at the Annual Meeting, (2) submitting a later-dated proxy, either by telephone or online (your last vote before the meeting begins will be counted), or (3) sending a written revocation that is received before the Annual Meeting to the Corporate Secretary of The Simply Good Foods Company, c/o The Simply Good Foods Company, 1050 17th Street, Suite 1500, Denver, Colorado, 80265.

        Each share of our common stock is entitled to one vote. As of the Record Date, there were 70,582,573 shares of our common stock outstanding.

Quorum Requirement

        A quorum is necessary to hold a valid meeting. A quorum will exist if stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting are present, in person or by proxy. Abstentions and broker "non-votes" are counted as present for purposes of determining whether a quorum exists. A broker "non-vote" occurs when a bank or broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Banks and brokers will have discretionary voting power for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2018 fiscal year (Proposal 2), but not for voting on the election of the Class I director nominees (Proposal 1).

Required Votes for Action to be Taken

        Three Class I directors have been nominated for election to our Board of Directors at the Annual Meeting. Our Amended and Restated Bylaws (the "Bylaws") provide that directors shall be elected by a plurality of the votes of the shares present and entitled to vote and actually cast on the election of such directors. This means that the three Class I director nominees receiving the highest number of "FOR" votes cast will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election.

        For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, the affirmative vote of the holders of shares of common stock having a majority in voting power of the votes cast by the holders of all of the shares of common stock present or represented at the Annual Meeting and voting on the matter is required in order to be approved. Abstentions will have no effect on this proposal. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

        Brokers and custodians cannot vote uninstructed shares on your behalf in director elections. For your vote to be counted, you must submit your voting instruction form to your broker or custodian.

Proposal	Votes required for approval	Abstentions	Broker Uninstructed shares (Broker non-votes)
1. Election of the three Class I director nominees	A plurality of the votes cast (the three nominees receiving the highest number of "FOR" votes cast will be elected)	No impact	No impact
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2018 fiscal year	Majority of shares cast	No impact	Voted in the broker's discretion

Other Business to be Considered

        Our Board of Directors does not intend to present any business at the Annual Meeting other than the proposals described in this Proxy Statement and knows of no other matters that are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, your proxies will act on such matter in their discretion.

CORPORATE GOVERNANCE

Board of Directors

        In accordance with our Amended and Restated Certificate of Incorporation, our Board of Directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Except as otherwise provided by law and subject to the terms of two investors rights agreements entered into between Simply Good Foods and Conyers Park Sponsor, LLC ("Conyers Park Sponsor"), and Simply Good Foods, Conyers Park Sponsor and Atkins Holdings LLC (the "Investor Rights Agreements"), and any other rights of any class or series of preferred stock, vacancies on our Board of Directors (including a vacancy created by an increase in the size of the Board of Directors) may be filled only by the remaining directors. See "Certain Relationships and Related Person Transactions—Investor Rights Agreements" below for additional information on certain director nomination rights.

        Our directors are divided among the three classes as follows:

  •
  The Class I directors are Joseph E. Scalzo, Robert G. Montgomery and Arvin "Rick" Kash, with terms expiring at the Annual Meeting;

  •
  The Class II directors are Clayton C. Daley, Jr., James E. Healey and Nomi P. Ghez, with terms expiring at the annual meeting of stockholders to be held in 2019; and

  •
  The Class III directors are James M. Kilts, David J. West, Brian K. Ratzan and Richard T. Laube, with terms expiring at the annual meeting of stockholders to be held in 2020.

Director Independence

        NASDAQ listing standards require that a majority of our Board of Directors be independent. An "independent director" is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of our Board of Directors, would interfere with the director's exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between us and/or our officers, on the one hand, and each director on the other, including the director's commercial, economic, charitable and family relationships, and such other criteria as our Board of Directors may determine from time to time.

        Our Board of Directors has determined that Messrs. Kilts, West, Ratzan, Daley, Healey, Montgomery, Kash and Laube and Ms. Ghez are "independent directors" as defined in the NASDAQ listing standards and applicable SEC rules. In making its independence determinations, the Board of Directors considered whether any of the directors was or is a party to certain types of relationships and transactions. See "—Review of Related Person Transactions" below. Joseph E. Scalzo was determined to not be an independent director because he currently serves as the Chief Executive Officer and President of the Company.

Board Leadership Structure

        Our Board of Directors does not have a policy regarding separation of the roles of Chief Executive Officer and Chairman of the Board of Directors. The Board of Directors believes it is in our best interests to make that determination based on circumstances from time to time. Currently, our Chairman of the Board is not an officer of the Company. The Chairman of the Board of Directors chairs the meetings of our Board of Directors and meetings of our stockholders, with input from the Vice Chairman and the Chief Executive Officer. The Vice Chairman works with the Chief Executive

Officer to develop and gain approval from the Board of Directors of the growth strategy of Simply Good Foods and works with the Chief Executive Officer and Chief Financial Officer in coordinating our activities with key external stakeholders and parties. These activities include corporate governance matters, investor relations, financing and mergers and acquisitions. Our Board of Directors believes that this structure, combined with our corporate governance policies and processes, creates an appropriate balance between strong and consistent leadership and independent oversight of our business.

        Our Board of Directors believes that our current leadership structure and the composition of our Board of Directors protect stockholder interests and provide adequate independent oversight, while also providing outstanding leadership and direction for our Board of Directors and management. More than a majority of our current directors are "independent" under NASDAQ standards, as more fully described above.

        The independent directors of the full Board of Directors, and each Board committee (of which all are comprised of independent directors), meet in executive sessions, without management present, during each regularly scheduled Board or committee meeting and are very active in the oversight of the Company. Each independent director has the ability to add items to the agenda for Board meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our Board of Directors and each Board committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

Annual Evaluations of the Board and Board Committees

        Each year through the Nominating and Governance Committee, the Board of Directors and each Board committee intend to conduct self-evaluations to assess their respective performances and consider potential areas of improvement. Because the Company is newly formed and the Board of Directors has served less than a full year, the Board of Directors will not conduct an evaluation until the end of the 2018 fiscal year. The assessments will focus on the effectiveness of the Board of Directors and each Board committee, assessed against their respective responsibilities as set forth in the Board's Governance Guidelines and each committee charter. Directors will consider matters such as fulfillment of the board's and their individual primary responsibilities, effectiveness of discussion and debate at meetings, the quality and timeliness of Board of Directors and Board committee materials and presentations, the composition of the Board of Directors and each Board committee (including experience, skills and independence of members), and effectiveness of the Board of Directors' and each Board committee's processes. Responses will be reviewed and shared with the Board of Directors and respective Board committees, and appropriate responsive actions considered as necessary.

Review of Related Person Transactions

        Our Audit Committee must review and approve any related person transaction in which we propose to enter. The Audit Committee's charter and our Related Party Transactions Policy detail the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of Simply Good Foods and our stockholders.

        A summary of such policies and procedures is set forth below. Any potential related party transaction that is brought to the Audit Committee's attention will be analyzed by the Audit Committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings or in the interim as necessary, the Audit Committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

        In determining whether to approve a related party transaction, the Audit Committee must consider, among other factors, the following factors to the extent relevant:

  •
  whether the terms of the transaction are fair to Simply Good Foods and on the same basis as would apply if the transaction did not involve a related party;

  •
  whether there are business reasons for Simply Good Foods to enter into the transaction;

  •
  whether the transaction would impair the independence of an outside director;

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  whether the transaction would present an improper conflict of interest for any director or executive officer; and

  •
  any pre-existing contractual obligations.

        Any member of the Audit Committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the Chairman of the Audit Committee, participate in some or all of the Audit Committee's discussions of the transaction. Upon completion of its review of the transaction, the Audit Committee may determine to permit or to prohibit the transaction.

Role of the Board of Directors in Risk Oversight

        The Board of Directors has an active role, as a whole and also at the Board committee level, in overseeing management of the Company's risk. While the Board of Directors is ultimately responsible for overall risk oversight at our Company, our three Board committees assist the full Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee has primary responsibility for reviewing and discussing the Company's policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company's exposure to risk is handled, and for monitoring the Company's major financial risk exposures and the steps the Company has taken to monitor and control such exposures. The Audit Committee also is charged with overseeing risks with respect to our Related Party Transaction Policy as noted above, and with any potential conflicts of interest with directors and director nominees. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse impact on the Company. The Nominating and Corporate Governance Committee is charged with overseeing the process of conducting management succession planning and management development. Each Committee reports its findings to the full Board of Directors for consideration.

Communications with the Board of Directors

        If our stockholders or other interested parties wish to contact any member of our Board of Directors, they may write to the Board of Directors or to an individual director in care of the Corporate Secretary at The Simply Good Foods Company, 1050 17th Street, Suite 1500, Denver, Colorado 80265, or P.O. Box 44159, Denver, CO 80201; or through our third party ethics and compliance reporting website at SimplyGoodFoods.Ethicspoint.com. Relevant communications will be distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board of Directors will not be forwarded, such as business solicitations or advertisements, junk mail, mass mailings and spam, new product suggestions, product complaints or inquiries, resumes and other forms of job inquiries, or surveys. In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

Process for Recommending or Nominating Potential Director Candidates

        Subject to certain investor rights under the Investor Rights Agreements, the Nominating and Corporate Governance Committee, with the input of the Chief Executive Officer, is responsible for recommending nominees for Board membership to fill vacancies or newly created positions and for recommending the persons to be nominated for election at the Annual Meeting. In connection with the selection and nomination process, the Nominating and Corporate Governance Committee reviews the desired experience, skills, diversity and other qualities to ensure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board of Directors. In connection with the process of nominating incumbent directors for re-election to the Board, the Nominating and Corporate Governance Committee also considers the director's tenure on and unique contributions to the Board of Directors.

        The Nominating and Corporate Governance Committee may retain, as appropriate, search firms to assist in identifying qualified director candidates. The Nominating and Corporate Governance Committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. In considering whether to recommend any candidate to the Board of Directors, the Nominating and Corporate Governance Committee considers applications to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company's business. The Nominating and Corporate Governance Committee has adopted nominating criteria guidelines that include understanding operations, marketing, finance, or other aspects relevant to the success of a publicly traded company in today's business environment, with broad experience in relevant disciplines. The Nominating and Corporate Governance Committee will also consider certain factors related specifically to our business, including but not limited to:

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  Extensive knowledge of consumer packaged goods/food products industries, particularly in branded food, nutrition and snacking, but principally in industries oriented to consumer products;

  •
  Experience executing growth and merger and acquisition strategies, to support the strategic plan for the Company;

  •
  International exposure and diversity of cultural background and experience with global markets, because the Company operates in a number of countries;

  •
  Leadership experience at an executive level with understanding of the development and implementation of strategies; and

  •
  High level marketing and social media experience.

        The Nominating and Corporate Governance Committee has not assigned specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, disability or sexual orientation.

        Stockholders may recommend individuals to the Board of Directors for nomination and also have the right under our Bylaws to nominate directors. Stockholders may recommend individuals to the Board of Directors for consideration as potential director candidates by submitting candidates' names, appropriate biographical information (including age, business address and residence address, principal occupation or employment and relevant experience), the class or series and number of shares of capital stock of the Company which are directly or indirectly owned beneficially or of record by the candidate, the date such shares were acquired and the investment intent of such acquisition, and any other information relating to the candidate that would be required to be disclosed in a proxy statement or other similar filing to the principal executive offices of the Company at:

Corporate Secretary
c/o The Simply Good Foods Company
1050 17th Street, Suite 1500
Denver, Colorado, 80265

        Assuming the appropriate information has been provided, the Board of Directors will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election to the Board of Directors, then his or her name will be included in the proxy statement for the next annual meeting of stockholders.

        In order for stockholders to nominate director candidates under our Bylaws, our Bylaws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. Such nomination must contain the information required by our Bylaws with respect to the nominee and the stockholder. To be timely, a stockholder's notice must be delivered to Simply Good Foods' Corporate Secretary, in the case of an annual meeting, not earlier than the 120th day and no later than the 90th day prior to the first anniversary of the date of the preceding year's annual meeting.

Succession Planning and Management Development

        The Board of Directors supports the development of the Company's executive talent, especially the Chief Executive Officer and the senior leaders of the Company, because continuity of strong leadership at all levels of the Company is part of the Board's mandate for delivering strong performance to stockholders. To further this goal, the executive talent development and succession planning process is overseen by the Nominating and Corporate Governance Committee pursuant to its charter. The Nominating and Corporate Governance Committee is charged with developing and recommending to the Board of Directors the approval of an executive officer succession plan. The Nominating and Corporate Governance Committee also is responsible for implementing the succession plan by developing and evaluating potential candidates for executive positions, and periodically reviewing the succession plan.

        As this is the first year post-Business Combination, the Nominating and Corporate Governance Committee will be developing and formalizing the processes for implementing these responsibilities. However, prior to the Business Combination, our management has been actively involved with regularly identifying high potential executives for additional responsibilities, new positions, promotions or similar assignments that expose them to diverse operations within the Company, and expects to continue this practice. These individuals are often positioned to interact more frequently with the Board of Directors so that directors may gain familiarity with these executives.

        The Compensation Committee also indirectly supports the succession planning process through its annual approval of compensation targets and achievement of goals for incentive compensation payments.

Code of Ethics

        We maintain a Code of Ethics that applies to all of our directors, executive officers, and employees. Our Code of Ethics is posted on our corporate website at www.thesimplygoodfoodscompany.com and can be accessed by clicking on the "Investors" link followed by the "Corporate Governance" link. Any amendments to or waivers of our Code of Ethics relating to our directors or executive officers that is required to be disclosed also will be posted on our website.

We have designated our General Counsel as compliance officer who oversees our ethics and compliance program and provides regular reports to the Audit Committee and Nominating and Corporate Governance Committee on the program's effectiveness and the status of any reports or complaints made under the Code of Ethics reporting procedures.

Availability of Committee Charters and SEC Filings

        We believe that the charters adopted by the Audit, Compensation and Nominating and Corporate Governance Committees comply with applicable corporate governance rules of NASDAQ. These charters are available on our website at www.thesimplyfoodgoodscompany.com and can be accessed by clicking on the "Investors" link followed by the "Corporate Governance" link.

DIRECTOR COMPENSATION

Director Compensation

        Following is a description of Simply Good Foods' 2017 compensation program for non-employee directors. Mr. Joseph Scalzo, as our Chief Executive Officer, does not receive separate compensation for his service as director. The objectives of our director compensation program are to offer compensation that is competitive with the compensation paid by peer companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. The Compensation Committee regularly reviews the compensation paid to non-employee directors and recommends changes to the Board of Directors, as appropriate.

        The table below sets forth information concerning the compensation of non-employee directors of Atkins who served in fiscal 2017 prior to the Business Combination, and for the non-employee directors of the Company serving after the Business Combination through the fiscal year ending on August 26, 2017. In addition to the amounts shown below, Atkins and the Company, respectively, also reimbursed all directors for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Name	Fees earned or paid in cash ($)	Stock/option awards ($)	All other compensation ($)	Total ($)
Atkins directors(1)
Ezra Field	—	—	—	—
Richard Laube	100,000	—	—	100,000
David Lee	—	—	—	—
Steve Heyer	50,000	—	—	50,000
Steve Powell	50,000	—	—	50,000
Tom McNeely	50,000	—	—	50,000
Michael Thompson	—	—	—	—
Patti Larchet	100,000	—	—	100,000
Simply Good Foods directors(2)
James M. Kilts	8,242	—	—	8,242
David J. West	11,676	—	—	11,676
James E. Healey	9,615	—	—	9,615
Clayton C. Daley, Jr	9,272	—	—	9,272
Nomi P. Ghez	8,929	—	—	8,929
Brian K. Ratzan	8,242	—	—	8,242
Robert G. Montgomery	8,242	—	—	8,242
Richard T. Laube	8,242	—	—	8,242
Arvin Kash	8,242	—	—	8,242

(1)
Atkins directors received their full fees in two half year payments prior to the Business Combination.

(2)
The Company's current director compensation program provides for directors to receive annual cash compensation of $60,000 paid quarterly, and Restricted Stock Units valued at $90,000. The Board chair, Vice Chair and Chairs of the committees receive additional annual compensation. Mr. Kilts as Chair is entitled to receive an additional fee of $25,000, but he has waived his fee. Mr. West receives $25,000 as Vice Chair. Mr. Healey receives $10,000 as Chair of the Audit Committee. Mr. Daley receives $7,500 as Chair of the Compensation Committee, and Ms. Ghez receives $5,000 as Chair of the Nominating and Governance Committee. The directors received a portion of their first quarter fees prorated from July 7, 2017 to August 26, 2017 (fiscal year end).

  No equity was granted to the directors in fiscal year 2017. Non-employee directors were granted 7,500 restricted stock units valued at $90,000 on September 6, 2017, which is fiscal 2018. The RSUs will vest in full on the anniversary of the grant, provided the director's service has not terminated.

Director Stock Ownership Guidelines

        Our non-employee directors are required to own common stock equal to four times such director's annual retainer. Directors are expected to satisfy these guidelines within five years of becoming a director and may not sell any common stock until they are in compliance with such guidelines.

 MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        Our Board of Directors has established certain standing committees to assist in the performance of its various functions. All Board committee members are appointed by our Board of Directors upon recommendation of the Nominating and Corporate Governance Committee.

        Our Board of Directors has affirmatively determined, upon recommendation of the Nominating and Corporate Governance Committee, that all of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent as defined under the NASDAQ listing standards. The Board of Directors also has determined that all members of the Audit Committee meet the independence requirements contemplated by the NASDAQ listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in determining the independence of all members of our Compensation Committee, the Board of Directors took into account the additional independence considerations required by the NASDAQ listing rules and Rule 10C-1 of the Exchange Act relating to Compensation Committee service.

        Our Board of Directors typically meets on a quarterly basis and holds special meetings as necessary. In 2017, our Board of Directors met three times. Directors are required to regularly attend Board meetings and meetings of the committees on which they serve, unless unforeseen circumstances prevent them from doing so. In 2017, all directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served, with each director attending 100% of the Board of Directors and Board committee meetings during 2017. While we do not have a formal policy requiring our directors to attend stockholder meetings, our directors are invited and encouraged to attend all meetings of stockholders. The chart below lists the standing committees of our Board of Directors and indicates who currently serves on those committees.

Director	Audit		Compensation		Nominating and Corporate Governance
James M. Kilts	—		—		X
David J. West	—		—		—
Clayton C. Daley, Jr.	X		X	*	—
Nomi P. Ghez	—		—		X
James E. Healey	X	*	—		—
Arvin Kash	—		—		X
Richard T. Laube	X		—		—
Robert G. Montgomery	—		X		—
Brain K. Ratzan	—		X		—

* Committee Chair	Audit Committee Financial Expert

        The responsibilities of each of our standing Board committees are described below. Each of the Board committees operates under a written charter; has authority to retain independent legal, accounting or other advisors, at our expense; makes regular reports to the Board of Directors; and reviews its own performance annually.

        Audit Committee.    The Audit Committee is responsible for, among other matters: (1) performing the Board's oversight responsibilities as they relate to the Company's accounting policies and internal controls, financial reporting practices, legal and regulatory compliance and the audit of the Company's financial statements; (2) maintaining a line of communication between the Board of Directors and the Company's financial management; and (3) preparing the report to be included in the Company's annual proxy statement. Our Audit Committee consists of Messrs. Healey, Daley and Laube, with Mr. Healey serving as the chair of the committee. The Board of Directors has determined that each member of the Audit Committee qualifies as an independent director according to the rules and regulations of the

SEC with respect to audit committee membership, and that Mr. Healey qualifies as an "audit committee financial expert," as such term is defined in Item 401(h) of Regulation S-K. The Audit Committee met twice in 2017.

        Compensation Committee.    The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans. Our Compensation Committee consists of Messrs. Daley, Ratzan and Montgomery, with Mr. Daley serving as the chair of the committee. The Compensation Committee met seven times in 2017.

        Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; (2) overseeing the organization of our Board of Directors to discharge the Board's duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles applicable to us. Our Nominating and Corporate Governance Committee consists of Messrs. Kilts and Kash and Ms. Ghez, with Ms. Ghez serving as chair of the committee. The Nominating and Corporate Governance Committee met once in 2017.

        The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading "Corporate Governance—Process for Recommending or Nominating Potential Director Candidates."

Review of Risk in our Compensation Programs

        We have reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our company. We reviewed our conclusion with our Compensation Committee, which believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit the Company over the long term.

Independent Compensation Consultant

        The Compensation Committee has retained Mercer LLP ("Mercer") as its independent executive compensation consultant to advise the Compensation Committee with respect to our compensation programs for non-employee directors, executive officers, and senior executives. Mercer has not provided, and is not expected to provide, advice or assistance to Simply Good Foods in any areas other than executive compensation. In addition, the Compensation Committee considered the independence of Mercer in light of SEC rules and NASDAQ listing standards requiring compensation committees to assess the independence of their compensation consultant, legal counsel and other advisors prior to receiving advice from them. The Compensation Committee has reviewed its and the Company's relationships with Mercer and has not identified any conflicts of interest.

PROPOSAL ONE: ELECTION OF DIRECTORS

CLASS I DIRECTORS STANDING FOR RE-ELECTION

        At the Annual Meeting, stockholders will vote for the three Class I nominees listed below to serve until the 2021 Annual Meeting of Stockholders and the election and qualification of his or her successor, or until such director's earlier death, disqualification, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named below. Each of the nominees listed below is currently a member of our Board of Directors and has agreed to stand for re-election. There are no family relationships among our directors, or between our directors and executive officers. Ages are as of the date of the Annual Meeting.

Arvin "Rick" Kash
Director since 2017

        Arvin "Rick" Kash, age 75, has served as Vice Chairperson of Nielsen Holdings Plc (or its predecessor) from January 2012 to January 2017. Mr. Kash is the founder of The Cambridge Group, a growth strategy consulting firm, which became a subsidiary of Nielsen in March 2009. He served as its Chairman from December 2010 until December 2011 and prior to that was its Chief Executive Officer. Mr. Kash is a director of Woodstream Corporation, Linus Oncology and Genus Oncology, Blue Moose of Boulder and Northwestern Memorial Foundation Hospital. He is a graduate of DePaul University. We believe that Mr. Kash's extensive operational and board experience make him well qualified to serve as a director.

Robert G. Montgomery
Director since 2017

        Robert G. Montgomery, age 64, has 40 years of experience in the consumer package goods industry, including sales, marketing, research and development positions on both an operational and executive level. Mr. Montgomery has served as a director of Conyers Park since July 2016. From 2003 until 2010, Mr. Montgomery was successively a Senior Vice President, Sales, a Senior Vice President, Sales, Marketing & R&D and an Executive Vice President at Birds Eye Foods, Inc., a privately held frozen foods company. From 1998 to 2003, Mr. Montgomery served as Vice President of Sales in different divisions of HJ Heinz Company, a global food producer. Prior to this, from 1982 to 1998, Mr. Montgomery worked at McCain Food, Inc., as Vice President of Sales-Retail. Mr. Montgomery has held positions at Family Brands, Inc. as Vice President of Sales, ConAgra Frozen Food Company as Area Vice President, Sara Lee Corporation as National Sales Planning Manager and Division Sales Manager and Del Monte Corporation as Senior Account Representative. In 2010, Mr. Montgomery founded and since has been a principal of Montgomery Consulting Solutions, a consulting firm specializing in sales, marketing and business strategies in the consumer packaged goods industry. In 2010, Mr. Montgomery also co-founded and since has been a principal of Jurs Montgomery Brokerage, LLC, a firm specializing in life insurance, long term care, disability and annuities. In 2016, Mr. Montgomery joined the board of directors of Wyman's of Maine, a producer of frozen fruit. Mr. Montgomery holds a bachelor's degree in management from Seton Hall University. We believe that Mr. Montgomery's consumer and food industry background, coupled with broad operational experience, make him well qualified to serve as a director.

Joseph E. Scalzo
Director since 2017

        Joseph E. Scalzo, age 59, has served as a director and Chief Executive Officer and President of the Company since July 2017 and in the same role for Atkins, and as a member of Atkins board of directors, since February 2013. Before joining Simply Good Food, Mr. Scalzo served as a director of

Earthbound Farm from 2010 to October 2013. From November 2005 to February 2011, Mr. Scalzo served as a senior executive in various roles at Dean Foods, including as President and Chief Operating Officer, as well as President and Chief Executive Officer of WhiteWave Foods, Inc. Prior to that, Mr. Scalzo held various executive roles at The Gillette Company and The Coca Cola Company. Mr. Scalzo also served as a director of HNI Corp. from 2003 to November 2009 and since March 2014 has been a director of Focus Brands. Mr. Scalzo began his career at Procter & Gamble in 1985 and received a Bachelor of Science in Chemical Engineering from the University of Notre Dame. We believe that Mr. Scalzo's consumer and food industry background make him well qualified to serve as a director.

Our Board of Directors recommends that you vote FOR the election of each of the
Class I director nominees.

DIRECTORS CONTINUING IN OFFICE

        In addition to the three directors nominated for election at the Annual Meeting, the following seven persons currently serve on our Board of Directors:

Class II Directors to serve until the 2019 Annual Meeting of Stockholders:

James E. Healey
Director since 2017

        James E. Healey, age 76, has 40 years of experience in the consumer products industry as a member of senior management, as well as in public accounting. From 1997 to 2000, Mr. Healey was Executive Vice President and Chief Financial Officer of Nabisco Holdings Corp (NYSE:NA) and Senior Vice President and Chief Financial Officer of Nabisco Group Holdings (NYSE:NGH) until their respective sales to Kraft Foods, Inc. and R.J. Reynolds Tobacco, Inc. Prior to this, from 1973 to 1997, Mr. Healey held increasingly senior positions with Best Foods, Inc., now part of Unilever, culminating in his service as Comptroller and Chief Accounting Officer from 1987 to 1994 and as Vice President-Treasurer from 1994 to 1997. Mr. Healey began his career in 1968 as an audit manager in public company practice for KPMG. Since 2001, Mr. Healey has provided consulting services to both public and non-public companies in the areas of investor relations, cost reduction programs and outsourcing of internal audit functions, among others. From 2005 to 2011, Mr. Healey served as a Director, as well as on the Audit Committee and Human Resources Committee, of Sappi Ltd, a then-US-listed paper and pulp producer headquartered in South Africa. From 1990 to 2006, Mr. Healey served on the Board of Directors as Chairman of the Compensation Committee and a member of the Executive and Audit Committee of Interchange Financial Services Corp., until its sale to TD Banknorth in 2006. From 1991 to 1994, Mr. Healey served on the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, responsible to the Financial Accounting Standards Board for the creation of accounting standards. Mr. Healey holds a bachelor's degree in public accounting from Pace University. Simply Good Foods believes that Mr. Healey's consumer industry background, coupled with broad operational experience and public accounting experience, make him well qualified to serve as a Director.

Nomi P. Ghez
Director since 2017

        Nomi P. Ghez, age 71, has over 30 years of experience working with consumer companies. Ms. Ghez was affiliated with Goldman Sachs from 1982 to 2003, most recently acting as a senior banker within the consumer sector of Goldman Sachs' Mergers and Strategic Advisory Division, as well as a Partner and Managing Director. From 1982 to 2000, Ms. Ghez was Goldman Sachs' food analyst in Investment Research, covering major U.S. and global food and consumer companies. Since 2003,

Ms. Ghez has been a co-founding partner of Circle Financial Group, LLC, an integrated private wealth management group of nine professional women. In 2004, Ms. Ghez was a Portfolio Manager, Consumer Sector for Perry Capital LLC, a hedge fund. Ms. Ghez has served on the Board of Directors of Lipman Family Farms, a private fresh tomato company, since 2008 and on its Governance and Audit Committee since 2013, and was a Director of Maidenform Brands, Inc. (NYSE:MFB) from 2011 until its sale to HanesBrands (NYSE:HBI) in 2013, serving on its Audit Committee from 2012 to 2013. Ms. Ghez received a B.A. and M.A. from Tel Aviv University and a Ph.D. from New York University. Simply Good Foods believes that Ms. Ghez's consumer analyst background, coupled with extensive financial and investment experience, make her well qualified to serve as a Director.

Clayton C. Daley, Jr.
Director since 2017

        Clayton C. Daley, Jr., age 66 has spent his entire professional career with The Procter & Gamble Company (NYSE:PG), a global consumer packaged goods company, joining the company in 1974. There, Mr. Daley held a number of key accounting and finance positions including Chief Financial Officer and Vice Chairman of Procter & Gamble; Comptroller, U.S. Operations of Procter & Gamble USA; Vice President and Comptroller of Procter & Gamble International; and Vice President and Treasurer of Procter & Gamble. Mr. Daley retired from Procter & Gamble in 2009. Mr. Daley also served as Senior Advisor to TPG Capital until October 2012. Mr. Daley has been a director of SunEdison, Inc.(OTC:SUNEQ), a solar power company, since 2014 and served as a director and was Chair of the Audit Committee and a member of the Compensation and Option Committee of Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT), a hotel and leisure company, from 2008 to 2016. Mr. Daley has also been a director of Conyers Park since July 2016. He holds a bachelor's degree in economics from Davidson College and an MBA from Ohio State University. Simply Good Foods believes that Mr. Daley's consumer and food industry background, coupled with broad operational experience, make him well qualified to serve as a Director.

Class III Directors to serve until the 2020 Annual Meeting of Stockholders:

James M. Kilts
Chairman of the Board of Directors
Director since 2017

        James M. Kilts, age 69, is a renowned leader in the consumer industry, with over 40 years of experience leading a range of companies and iconic brands. Mr. Kilts is the Founding Partner of Centerview Capital Consumer, founded in 2006. Previously, Mr. Kilts served as Chairman of the Board, Chief Executive Officer and President of Gillette from 2001 until it merged with The Procter & Gamble Company in 2005; at that time he became Vice Chairman of the Board of The Procter & Gamble Company. Before Mr. Kilts joined Gillette, the company's sales had been flat for 4 years, and it had missed earnings estimates for 14 consecutive quarters. Mr. Kilts took steps to rebuild the management team, cut costs and reinvest the savings in innovation and marketing. During his tenure as Chief Executive Officer, Mr. Kilts oversaw the creation of approximately $30 billion in equity value for Gillette's public shareholders. Gillette's share price appreciated 110% during Mr. Kilts' tenure, while the S&P 500 declined 3% over the same time period. Under Mr. Kilts' leadership, Gillette rejoined the top ranks of consumer products companies as sales increased an average of 9% each year. The Harvard Business Review cited Mr. Kilts' leadership as the driving force behind Gillette's turnaround. Prior to Gillette, Mr. Kilts served as President and Chief Executive Officer of Nabisco from 1998 until its acquisition by The Philip Morris Companies in 2000. Before joining Nabisco, Mr. Kilts was an Executive Vice President of The Philip Morris Companies from 1994 to 1997 and headed the Worldwide Food group. In that role, Mr. Kilts was responsible for integrating Kraft and General Foods and for shaping the group's domestic and international strategy. Mr. Kilts had previously served as

President of Kraft USA and Oscar Mayer. He also had been Senior Vice President of Strategy and Development, President of Kraft Limited in Canada, and Senior Vice President of Kraft International. Mr. Kilts began his career with General Foods Corporation in 1970. Owing to Mr. Kilts' successes across the consumer industry, numerous companies seek his business expertise and advice. Mr. Kilts is currently a member of the Board of Directors of MetLife, Inc., where he has served since 2005, Pfizer Inc., where he has served since 2007, Unifi Inc., where he has served since April 2016. Mr. Kilts was Non-Executive Director of the Board of Nielsen Holdings PLC (from 2006 until 2017), Chairman of the Board of Nielsen Holdings PLC (from January 2011 until December 2013) and Chairman of the Nielsen Company B.V. (from 2009 until 2014). He has been the Executive Chairman of Conyers Park since inception. Mr. Kilts is also a member of the Board of Overseers of Weill Cornell Medicine. Previously, Mr. Kilts was a member of the Board of Directors of Big Heart Pet Brands from March 2011 to March 2015 (during which time he served as Chairman), MeadWestvaco from 2006 to April 2014, The New York Times Company from 2005 to 2008, May Department Stores from 1998 to 2005, Whirlpool Corporation from 1999 to 2005, Chairman of the Board of the Grocery Manufacturers Association from 2003 to 2005, and Delta Airlines from 2002 to 2004. Mr. Kilts is also a former member of Citigroup's International Advisory Board. Mr. Kilts received a bachelor's degree in History from Knox College, Galesburg, Illinois and earned an MBA degree from the University of Chicago. We believe that Mr. Kilts' deep consumer industry background, coupled with broad operational and transactional experience, make him well qualified to serve as a director.

David J. West
Vice Chairman of the Board of Directors
Director since 2017

        David J. West, age 54, is an established leader in the consumer industry, with nearly 30 years of experience leading a range of companies and well-known brands. Mr. West became a partner of Centerview Capital Consumer in May 2016. Prior to joining Centerview Capital Consumer, Mr. West served as Chief Executive Officer and President of Big Heart Pet Brands (formerly known as Del Monte Foods) from August 2011 to March 2015, at that time one of the world's largest pure-play pet food and treats company whose brands included Meow Mix®, Kibbles 'n Bits®, Milk-Bone®, and others. Mr. West helped reposition the business to increase focus on growth and innovation, launched new products such as Milk- Bone Brushing Chews®, enhanced specialty pet distribution channels through the acquisition of Natural Balance Pet Foods, and developed a marketing culture to effectively promote products. Mr. West worked closely with Mr. Kilts during this time period, as Mr. Kilts was Chairman of the Board of Big Heart Pet Brands. In February 2014, Mr. West oversaw the sale of Del Monte Foods' Consumer Products business and changed the company's name to Big Heart Pet Brands, reflecting its singular focus on pet food and snacks. During his tenure as Chief Executive Officer, Mr. West oversaw the creation of approximately $2 billion of equity value for investors. Big Heart Pet Brands was sold to The J. M. Smucker Company in March 2015, at which time Mr. West served The J. M. Smucker Company as President, Big Heart Pet Food and Snacks until March 2016 and as a Senior Advisor until April 2016. Prior to joining Del Monte Foods, Mr. West served as the Chief Executive Officer, President and a director of Hershey from 2007 to May 2011. Under Mr. West's leadership, Hershey enjoyed strong profits, net sales growth and shareholder returns, and was recognized as one of the World's 100 Most Innovative Companies by Forbes Magazine in 2011. During Mr. West's tenure as Chief Executive Officer, Hershey increased its investment in domestic and international operations, improved the effectiveness of its supply chain and business model, and accelerated its advertising, brand building and distribution programs. During Mr. West's tenure as Chief Executive Officer, public shareholders of Hershey experienced more than $5 billion of equity value creation. Hershey's share price appreciated 68% during this time period, while the S&P 500 grew 0%. Prior to his Chief Executive Officer role, Mr. West held various leadership positions at Hershey including Chief Operating Officer, Chief Financial Officer, Chief Customer Officer, and Senior Vice President of

Strategy and Business Development. Prior to joining Hershey in 2001, Mr. West spent 14 years with the Nabisco Biscuit and Snacks group, where he held a range of senior positions including Senior Vice President, Finance, and Vice President, Corporate Strategy and Business Planning, a role in which he helped shape and execute Nabisco's strategy, culminating in the acquisition of Nabisco Holdings Corp. by The Philip Morris Companies in 2000. At Nabisco, Mr. West worked closely with Mr. Kilts during Mr. Kilts' tenure as Chief Executive Officer. Mr. West was a member of the board of directors of Hershey from 2007 to 2011, Del Monte Foods from 2011 to 2014, Big Heart Pet Brands from 2014 to 2015, The J. M. Smucker Company from 2015 to 2016, and has been Conyers Park's Chief Executive Officer and a Director since inception. Mr. West received a bachelor of science degree, cum laude, in Business Administration from Bucknell University in Lewisburg, Pennsylvania. We believe that Mr. West's deep consumer industry background, coupled with broad operational and transactional experience, make him well qualified to serve as a director.

Brian K. Ratzan
Director since 2017

        Brian K. Ratzan, age 47, has been Conyers Park's Chief Financial Officer and a Director since inception and has been a Partner of Centerview Capital Consumer since April 2014. Mr. Ratzan has over 20 years of private equity investing experience. Prior to joining Centerview Capital Consumer, Mr. Ratzan was Partner and Head of U.S. Private Equity at Pamplona Capital Management from January 2012 to February 2014. Prior to joining Pamplona, Mr. Ratzan was Managing Director and Head of Consumer at Vestar Capital Partners, which he joined in 1998. Mr. Ratzan also previously worked at '21' International Holdings, a private investment firm, and in the Investment Banking Group at Donaldson, Lufkin and Jenrette. Mr. Ratzan previously served on the boards of consumer companies including Del Monte Foods, The Sun Products Corporation (formerly known as Huish Detergents, Inc.), and Birds Eye Foods, Inc. Mr. Ratzan holds a bachelor's degree in economics from the University of Michigan, where he was a member of Phi Beta Kappa, and an MBA degree from Harvard Business School. We believe that Mr. Ratzan's extensive investment management and transactional experience make him well qualified to serve as a director.

Richard T. Laube
Director since 2017

        Richard T. Laube, age 61, has served as the Chairman of the board of directors of Atkins Nutritionals Inc. since February 2011. From April 2011 to April 2016, Mr. Laube was the Chief Executive Officer of Nobel Biocare. From April 2005 to August 2010, Mr. Laube was an Executive Board member of Nestle SA, and from November 2005 to August 2010 was CEO of Nestle SA's Nestle Nutrition division. Prior to this, Mr. Laube was CEO of Roche Consumer Health and a Roche Holding AG Executive Committee member. He held positions of increasing responsibility in brand and general management at Procter & Gamble, including international assignments in Switzerland, Japan, Germany and Brazil. From September 2008 to September 2012 Mr. Laube served as a Director of Logitech SA. Since March 2017 he serves as a Director of GnuBiotics Sciences and since April 2017 a Director of Piqur Therapeutics SA. Mr. Laube also serves as a Director of Conyers Park pursuant to an Investor Rights Agreement with Atkins Holding LLC. We believe that Mr. Laube's broad operational and board experience make him well qualified to serve as a director.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2018 FISCAL YEAR

        The Audit Committee of our Board of Directors has appointed Ernst & Young LLP ("Ernst & Young") to serve as our independent registered public accounting firm for our 2018 fiscal year and is soliciting your ratification of that appointment. In deciding that the appointment of Ernst & Young would be in the best interests of our stockholders, the Audit Committee considered various factors, including overall fee levels, the experience and capability of the Ernst & Young team assigned to the Simply Good Foods engagement, Ernst & Young's responsiveness and audit efficiency, and the value-added services provided.

        The Audit Committee has responsibility for appointing our independent registered public accounting firm and stockholder ratification is not required; however, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal. If the appointment of Ernst & Young is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Ernst & Young. Representatives of Ernst & Young will be present at the Annual Meeting to make a statement, if they choose, and to respond to appropriate questions.

Our Audit Committee and Board of Directors unanimously recommend that you vote FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for our 2018 fiscal year.

Audit Fees

        Ernst & Young has served as our independent registered public accounting firm since our formation in 2017, and has served as Atkins' independent auditor since 2011. In addition to performing the audit of our consolidated financial statements, Ernst & Young also provides various other services to Simply Good Foods. All of the services provided by Ernst & Young to Simply Good Foods in 2017 were pre-approved by the Audit Committee pursuant to the procedures set forth below under "—Pre-Approval Policies and Procedures." The aggregate fees and reimbursable expenses billed to Simply Good Foods and its subsidiaries by Ernst & Young in 2017 were as follows:

2017
Audit Fees(1)	$445,000
Audit-Related Fees(2)	160,000
Tax Fees(3)	5,000
All Other Fees	—

Total	$610,000

(1)
"Audit Fees" includes fees and expenses billed for the audit of our consolidated financial statements for stand-alone reporting purposes, review of financial statements included in our quarterly reports on Form 10-Q, and services provided in connection with statutory audits.

(2)
"Audit-Related Fees" includes fees billed for services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption "Audit Fees." These fees include services for due diligence on acquisitions and divestitures, and fees for services provided in connection with review of registration statements, comfort letters and consents.

(3)
"Tax Fees" includes fees billed for services that are related to tax compliance and advice, including international tax consulting.

Pre-Approval Policies and Procedures

        The Audit Committee has sole authority to engage and determine the compensation of our independent registered public accounting firm. The Audit Committee also is directly responsible for evaluating the independent registered public accounting firm, reviewing and evaluating the lead partner of the independent registered public accounting firm, and overseeing the work of the independent registered public accounting firm. The Audit Committee annually pre-approves services to be provided by Ernst & Young, and also considers and is required to pre-approve the engagement of Ernst & Young for the provision of other services during the year. For each proposed service, the independent registered public accounting firm is required to provide detailed supporting documentation at the time of approval to permit the Audit Committee to make a determination as to whether the provision of such services would impair the independent registered public accounting firm's independence, and whether the fees for the services are appropriate. As noted above, all of the services provided by Ernst & Young to Simply Good Foods in 2017 were pre-approved by the Audit Committee pursuant to these procedures.

 AUDIT COMMITTEE REPORT

        The Audit Committee assists the Board of Directors with its oversight responsibilities regarding the Company's financial reporting process. The Company's management is responsible for the preparation, presentation and integrity of the Company's financial statements and the reporting process, including the Company's accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. Ernst & Young, the Company's independent registered public accounting firm, is responsible for performing an audit of the Company's financial statements.

        With regard to the fiscal year ended August 26, 2017, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of August 26, 2017, and for the fiscal year then ended; (ii) discussed with Ernst & Young the matters required by PCAOB AS Section 1301, Communications with Audit Committees; (iii) received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young's communications with the Audit Committee regarding independence; and (iv) discussed with Ernst & Young their independence.

        Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended August 26, 2017, for filing with the Securities and Exchange Commission.

The Audit Committee:
James E. Healey (Chair)
Clayton C. Daley, Jr.
Richard T. Laube

 MANAGEMENT

        The following table provides information regarding our executive officers and directors, including their ages, as of December 15, 2017:

Name	Age	Position
Joseph E. Scalzo	59	Chief Executive Officer, President and Director
Todd Cunfer	53	Chief Financial Officer
Annita M. Menogan	63	Vice President, General Counsel and Secretary
C. Scott Parker	61	Chief Marketing Officer
Hanno E. Holm	46	Vice President and Chief Operations Officer
Jill Short Clark	49	Chief Customer Officer
Timothy A. Matthews	38	Vice President, Controller and Chief Accounting Officer

        Mr. Scalzo's biographical information is disclosed above under "Proposal One: Election of Directors."

        Todd Cunfer has served as the Chief Financial Officer of the Company since August 2017. Prior to assuming this role, Mr. Cunfer served as Vice President Finance since he joined the Company in July 2017. Prior to joining the Company, Mr. Cunfer worked for The Hershey Company (NYSE: HSY) with over 20 years of financial planning and analysis, capital structure, treasury, supply chain management, strategic operations and merger and acquisition experience. Over his tenure with The Hershey Company, he served in a variety of senior executive finance roles leading the finance teams of multi-billion dollar businesses, including Vice President, Finance for the International business from March 2017 until July 2017, Vice President, Global Supply Chain Finance from February 2015 to March 2017, Vice President, North America Finance from February 2013 to February 2015, and Vice President, U.S. Finance from December 2010 to February 2013. Earlier in his career, Mr. Cunfer was a senior analyst for the United States Enrichment Corporation, a leading multi-billion dollar supplier of nuclear fuel to electric companies worldwide. He also served as Director, Financial Planning and Analysis for ICF Kaiser International, Senior Analyst, Financial Planning and International Finance for Lockheed Martin Corporation, and Corporate Finance, Venture Capital Officer for American Security Bank. Mr. Cunfer has a Master of Business Administration from The Darden School of Business, University of Virginia and Bachelor of Arts in Finance from College of William and Mary.

        Annita M. Menogan has served as Vice President, General Counsel and Secretary of the Company since July 2017, and has served in the same role at Atkins since October 2015. Prior to joining Atkins, Ms. Menogan was Of Counsel at Fortis Law Partners LLC from July 2014 to October 2015, where she advised publicly-held companies on SEC, regulatory and general corporate matters. From June 2013 to July 2014, Ms. Menogan was self-employed engaged in advising and training executive lawyers on managing in-house legal functions. From January 2006 to June 2013, Ms. Menogan served as Senior Vice President, Chief Legal Officer and Secretary of Red Robin Gourmet Burgers, Inc. Prior to joining Red Robin, Ms. Menogan served as Vice President, Secretary and Deputy General Counsel of Molson Coors Brewing Company and its predecessor, Adolph Coors Company, from August 1999 to September 2005. Ms. Menogan was in private law practice from 1983 to 1999 in general corporate and securities law practice. Ms. Menogan received a Juris Doctor degree from the University of Denver and a Bachelor of Fine Arts from the Academy of Art University in San Francisco, California.

        C. Scott Parker has served as Chief Marketing Officer of the Company since July 2017, and has served in the same role at Atkins since January 2011. Prior to joining Atkins, Mr. Parker served as Vice President of Marketing at Jenny Craig from November 2003 to January 2011. From August 1996 to July 2002, Mr. Parker served as Vice President of Marketing at Bath & Body Works (a Division of Limited Brands). Prior to Bath & Body Works, Mr. Parker held various positions at Consumer Products Innovation, LLC, Bank One, Dial Corp., Procter & Gamble and Frito-Lay. Mr. Parker received a

Bachelor of Arts in Economics from Stanford University and an MBA from University of California, Los Angeles.

        Hanno E. Holm has served as Vice President and Chief Operations Officer of the Company since July 2017, and has served in the same role at Atkins since November 2013. Prior to joining Atkins, Mr. Holm served as Chief Operations Officer of Charterhouse Baking Group from January 2012 to November 2013. From 2008 to 2012, Mr. Holm served as Chief Executive Officer and President of Hero/WhiteWave LLC. Before Hero/WhiteWave LLC, Mr. Holm served as Chief Executive Officer and Chief Operations Officer of Hero Group Divisions from 2003 to 2007. Mr. Holm previously worked at PRTM, STM and Brookes and Gatehouse Ltd. Mr. Holm received a Master of Business Administration from Cranfield University in England and a Master in Manufacturing Engineering from the University of Cambridge.

        Jill Short Clark has served as Chief Customer Officer of the Company since August 2017. Ms. Short Clark joined Atkins in January 2008. From 2008 to 2014, she served as VP Sales, and Regional Vice President, Sales for Atkins. From 2014 to 2015, she served as VP National Account Teams, and was promoted to and served as Senior Vice President, Sales, from September 2015 to August 2017. Prior to joining Atkins, Ms. Short Clark served in various executive sales leadership roles for more than 20 years with increasing responsibility at Muscle Milk, Abbott Nutrition including the EAS brand, and Kraft Foods. Ms. Short Clark received a Bachelor of Applied Science degree from Florida State University in 1989.

        Timothy A. Matthews has served as Vice President, Controller and Chief Accounting Officer of the Company since July 2017, and has served in the same role at Atkins since November 2016. Prior to joining Atkins, Mr. Matthews served as Corporate Controller of Gevo, Inc. from June 2014 to November 2016. From May 2011 to June 2014, Mr. Matthews served as Senior Manager of Global Accounting and Consolidations at Molson Coors Brewing Company. Mr. Matthews was manager of Technical Accounting at Intermap Technologies from 2010 to 2011, and practiced with PricewaterhouseCoopers from 2003 to 2010. Mr. Matthews received an MBA from University of Denver and a Bachelor of Business Administration from St. Norbert College and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Introduction

        This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. For fiscal 2017, our named executive officers are:

  •
  Joseph Scalzo, who has served as our President and Chief Executive Officer with the Company and Atkins since February 11, 2013;

  •
  Shaun Mara, who served as Atkins' Chief Administrative Officer from August 1, 2014, including also as Atkins' Chief Financial Officer from January 1, 2016 through his resignation as an officer effective as of August 26, 2017; and

  •
  Scott Parker, who has served as our Chief Marketing Officer with the Company and Atkins since January 10, 2011.

        The objective of our compensation program is to provide a total compensation package to each named executive officer that will enable us to attract, motivate and retain outstanding individuals, reward named executive officers for performance and align the financial interests of each named executive officer with the interests of our stockholders to encourage each named executive officer to contribute to our long-term performance and success.

        The compensation program for our named executive officers currently consists of the following elements: base salary; performance-based cash incentive awards; equity-based incentive compensation; and severance and change of control benefits. Historically, our Board of Directors determined the compensation for our named executive officers. As of the date of the Business Combination, the Compensation Committee of the Board of Directors determines the compensation of our named executive officers and administers our equity incentive plan.

Employment Agreements

        We entered into a written employment agreement with Mr. Scalzo, a written severance agreement with Mr. Mara and an employment letter with Mr. Parker. These agreements were negotiated on an arms-length basis and establish the key elements of compensation.

Mr. Scalzo's Employment Agreement

        In connection with the consummation of the Business Combination, we entered into an amended and restated employment agreement with Mr. Scalzo. The initial term of the agreement is five years, and thereafter, the term automatically renews for additional one-year periods, unless either party provides 90 days' written notice of non-renewal. The agreement provides Mr. Scalzo, among other things, with: (i) an initial base salary of $715,000, subject to increase (but not decrease) in the discretion of the Board; (ii) a target annual bonus opportunity equal to (A) 75% of base salary for fiscal year 2017 and (B) 100% of base salary for fiscal year 2018 and thereafter; (iii) a grant of options to purchase 1.2 million shares of our common stock at an exercise price equal to the fair market value of one share of our common stock as of the grant date; (iv) the opportunity to receive future equity and other long-term incentive awards, as determined in the Board's discretion; and (v) eligibility to participate in the employee benefit plans, programs and policies maintained by us for our senior executives generally, in accordance with the terms and conditions thereof as in effect from time to time.

        The agreement subjects Mr. Scalzo to certain restrictive covenants, including perpetual confidentiality and mutual non-disparagement, assignment of inventions and non-competition and non-solicitation during the employment term and for 24 months post-employment.

Mr. Mara's Severance Agreement

        We entered into a severance agreement with Mr. Mara on August 4, 2014. Mr. Mara's employment was "at will," and his severance agreement did not include a specific term. The initial annual base salary set forth in the agreement was $400,000. At August 26, 2017, Mr. Mara's annual salary was $460,000. Mr. Mara was eligible for an annual cash incentive award, with the target amount equal to 65% of his base salary and the actual amount based upon the achievement of performance goals established by the compensation committee from time to time.

        Mr. Mara was eligible to participate in the employee benefit plans, programs and policies maintained by us from time to time, and he was entitled to a car allowance of $750 per month. Mr. Mara also received reimbursement of his commuting expenses incurred in connection with travel to our corporate offices in Denver, Colorado.

        The agreement also provided Mr. Mara with severance benefits in the event we terminated his employment without "cause" or he resigned for "good reason" (as such terms are defined in the agreement), subject to his compliance with the restrictive covenants set forth below and his timely execution and non-revocation of a general release of claims. For more information, see "—Potential Payments Upon Termination or Change of Control" below.

        Pursuant to the agreement, Mr. Mara is subject to an employment term and 12-month post-employment non-compete covenants, an employment term and 24-month post-employment non-solicitation covenant and perpetual confidentiality and non-disparagement covenants.

Mr. Parker's Employment Letter

        We entered into an employment letter with Mr. Parker on December 22, 2010. Mr. Parker's employment is "at will," and his employment letter does not include a specific term. The initial base salary set forth in the agreement is $345,000. As of August 26, 2017, Mr. Parker's annual salary was $433,818. Mr. Parker is eligible for an annual cash incentive award, with a target amount equal to 50% of his base salary and the actual amount based upon the achievement of performance goals established by the compensation committee from time to time. The agreement provides that Mr. Parker is eligible to participate in the employee benefit plans, programs and policies maintained by us from time to time and for reimbursement of commuting expenses incurred in connection with travel to the Company's corporate offices in Denver, Colorado.

        The employment letter also provides Mr. Parker with severance benefits in the event we terminate his employment without "cause" (which is undefined in the letter), subject to his timely execution and non-revocation of a general release of claims. For more information, see "—Potential Payments Upon Termination or Change of Control" below.

Base Salary

        We pay base salaries to attract, recruit and retain qualified employees. The base salaries for the fiscal year ended August 26, 2017 for our named executive officers takes into account the initial base amount set forth in the executive's respective employment agreement, severance agreement or employment letter, as applicable, and the scope of the executive's responsibilities, individual contributions, prior experience and sustained performance. The executives' respective base salaries as of August 26, 2017 are set forth in the table below. Mr. Scalzo's salary increase was negotiated in connection with his employment agreement discussed above and the increases from fiscal year 2016 for Messrs. Mara and Parker for merit were 2.2% and 3.0%, respectively.

Named Executive Officer	Base Salary as of August 26, 2017
Joseph Scalzo	$715,000
Shaun Mara	$460,000
Scott Parker	$433,818

Performance-Based Cash Incentive Compensation

        Our named executive officers are eligible to participate in our annual performance-based cash incentive plan. The annual percentage bonus targets as a percentage of base salary for each named executive officer are set forth in his employment agreement, severance agreement or employment letter, as applicable. The annual financial objectives and final bonus determinations are made by the compensation committee (and prior to the Business Combination by the Board of Directors).

        All of the named executive officers participated in the annual performance-based cash incentive plan for the fiscal year ended August 26, 2017 (the "2017 Incentive Plan"). The 2017 Incentive Plan applicable to the named executive officers was based upon achievement of financial objectives, excluding Wellness Foods, of which 50% was tied to North America sales growth targets and 50% was tied to EBITDA for North America, each as defined in the 2017 Incentive Plan. The financial objectives excluded Wellness Foods due to the timing of the completion of that acquisition in December 2016. The North America sales growth target and the EBITDA target were 7% and $68.8 million, respectively, and actual North America sales growth and EBITDA achieved were 6.5% and $69.1 million, respectively. Based on our over achievement on the EBITDA target and slight underachievement on sales growth target, coupled with the successful completion of the Business Combination, the compensation committee approved a payout at 100% of target for each of the named executive officers. Each named executive officer's target incentive (expressed as a percentage of base salary and as a dollar amount), maximum incentive (if applicable), performance factors and weightings, level of achievement of the performance factors for the 52-week period ended August 26, 2017 and 2017 award amounts are set forth in the table below.

Name	Base Salary ($)	Target Incentive (as Percentage of Base Salary) (%)	Target Incentive ($)	Performance Factors and Weightings	Achievement (%)	2017 Award ($)
Joseph Scalzo(1)	$673,006	75%	$504,755	Sales Growth Targets, 50%, EBITDA Targets 50%	100%	$504,755
Shaun Mara	$460,000	65%	$299,000	Sales Growth Targets, 50%, EBITDA Targets 50%	100%	$299,000
Scott Parker	$433,818	50%	$216,909	Sales Growth Targets, 50%, EBITDA Targets 50%	100%	$216,909

(1)
For fiscal 2017, Mr. Scalzo's target incentive was calculated based off of his pre-Business Combination salary of $673,006.

Equity Incentive Compensation

        We provide equity-based incentive compensation to our named executive officers because it links long-term results achieved for our stockholders and the rewards provided to named executive officers, thereby ensuring that such named executive officers have a continuing stake in our long-term success. Historically, we granted equity incentive awards to our named executive officers in conjunction with the applicable named executive officer's initial hire, and we typically did not grant additional equity incentive awards annually. Prior to the Business Combination, our named executive officers were granted stock options under the NCP-ATK Holdings, Inc. 2010 Stock Option Plan (the "2010 Option Plan").

        In connection with the Business Combination, holders of options under the 2010 Option Plan who elected to exercise such option holder's outstanding vested options, received cash, shares of our common stock or other consideration in connection with the Business Combination with respect to any vested options exercised immediately prior to the effective time of the Business Combination. Any vested options that were not exercised or were unvested, were cancelled as of the effective time of the Business Combination.

        In connection with the consummation of the Business Combination, we adopted the 2017 Omnibus Incentive Plan (the "2017 Plan") and have made grants to our named executive officers thereunder. The following grants of stock option awards were made to our named executive offers on July 14, 2017 following the consummation of the Business Combination:

Name	Time-Based Stock Option Awards: Number of Shares Underlying Stock Options
Joseph Scalzo	1,200,000
Shaun Mara	252,967
Scott Parker	238,943

        The stock option awards outlined above vest in three equal annual installments beginning on the first anniversary of the grant date, subject to such named executive officer's continued service with us on each applicable vesting date. The stock option awards have an exercise price of $12.00 per share and expire 10 years from the grant date.

Benefits and Perquisites

        We offer health and welfare benefits and life insurance to our named executive officers on the same basis that these benefits are offered to its other eligible employees. We also offer a 401(k) plan to our eligible employees. Our named executive officers participate in our 401(k) on the same basis as its other eligible employees.

        We provide limited perquisites to our named executive officers, including a monthly car allowance of $750. As of August 26, 2017, we eliminated the monthly car allowance for all of our named executive officers. For additional information, see "—Summary Compensation Table" below.

Summary Compensation Table

        The following table sets forth information regarding compensation earned by our named executive officers during fiscal years 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Joseph Scalzo	2017	671,721	504,755	4,452,000	1,730,593	7,359,069
President and Chief Executive	2016	643,443	551,309	715,761	21,568	1,932,081
Officer
Shaun Mara	2017	456,666	299,000	938,508	2,120,876	3,815,050
Former Chief Administrative	2016	434,166	329,063	715,761	138,454	1,617,444
Officer and Chief Financial
Officer(4)
Scott Parker	2017	429,606	216,909	886,479	1,064,921	2,597,915
Chief Marketing Officer	2016	414,762	236,915	715,761	148,722	1,516,160

(1)
Represents amounts earned by the named executive officers under the 2017 Incentive Plan for fiscal 2017. See "—Performance-Based Cash Incentive Compensation" above.

(2)
Reflects the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. Information about the assumptions used calculate the grant date fair value of these option awards can be found in Note 13 to the consolidated financial statements included in the our Annual Report on Form 10-K for the fiscal year ended August 26, 2017. See "—Equity Incentive Compensation" above for more information about the option awards granted during the fiscal year ended August 26, 2017.

(3)
Amounts in this column are detailed in the table below:

Name	401(k) Match ($)	Insurance ($)(a)	Car Allowance ($)	Commuting ($)(b)	Life Insurance ($)	Change of Control Bonus(c) ($)	Total All Other Compensation ($)
Joseph Scalzo	8,100	4,006	7,875	—	612	1,710,000	1,730,593
Shaun Mara	8,100	3,152	9,000	99,604	1,020	2,000,000	2,120,876
Scott Parker	8,100	4,547	9,000	127,943	612	914,719	1,064,921

(a)
Consists of supplemental individual disability insurance premiums paid by the Company.

(b)
Consists of reimbursement for commuting expenses for the year ended August 26, 2017, including estimated year-end tax gross-up.

(c)
Represents change of control bonus payments made in connection with the Business Combination on a discretionary basis to Mr. Scalzo and pursuant to each of Messrs. Mara's and Parker's agreements as described below under "Change of Control Benefits."
(4)
Mr. Mara resigned as our Chief Administrative and Financial Officer effective August 26, 2017 and continued as an employee with us in an advisory role through November 30, 2017.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information with respect to outstanding option awards for each of the named executive officers as of August 26, 2017.

	Option Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Joseph Scalzo	July 14, 2017	—	1,200,000	(1)	12.00	July 14, 2027
Shaun Mara	July 14, 2017	—	252,967	(1)	12.00	July 14, 2027
Scott Parker	July 14, 2017	—	238,943	(1)	12.00	July 14, 2027

(1)
The option award vests in three equal annual installments beginning on the first anniversary of the grant date, provided that the person remains in continuous service with us as of each applicable vesting date.

Potential Payments Upon Termination or Change of Control

        The employment arrangements with each of our named executive officers provide for the payment of severance benefits upon certain termination of employment.

Severance Benefits Under the Employment Arrangements

        We have agreed to pay severance benefits in the event it terminates an executive's employment without "cause" or an executive resigns for "good reason" (in each case, as defined in the applicable agreement). We also provide severance benefits in the case of an executive's termination of employment due to death or disability.

Mr. Scalzo

        In the event of a termination of Mr. Scalzo's employment by the Company without "Cause" (as defined below), by him for "Good Reason" (as defined below) or due to the Company's non-renewal of the term of his employment agreement (each, a "Qualifying Termination"), subject to his timely execution and non-revocation of a general release of claims and continued compliance with restrictive covenants, he is entitled to the following: (i) a pro-rated portion of his annual bonus for the termination year (if any), based on the Company's actual performance for the entire bonus year and his number of days of employment with the Company during such year, paid on the same date that annual bonuses are paid to the Company's other executives (the "Pro-Rata Bonus")'; (ii) 24 months' continued base salary (at the rate then in effect); (iii) an amount equal to two times his target annual bonus for the termination year, payable in substantially equal installments over the 24-month post-termination period; (iv) subject to his timely election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and continued payment of the employee portion of the COBRA premiums, up to 18 months' continued participation in the Company's group health plan for him and his eligible dependents, subject to earlier termination in the event he becomes ineligible for COBRA or obtains other employment that offers group health benefits; (v) pro-rata vesting of any outstanding incentive equity awards based on his duration of employment with the Company from commencement of the then current vesting tranche through the termination date ("Pro-Rata Equity Vesting"); and (vi) if such termination occurs after July 7, 2021 (a "Retirement Termination"), continued vesting of all of his outstanding incentive equity awards granted at least one year prior to the termination date, as if he had remained employed with the Company and with any performance-based incentive equity awards vesting only to the extent that the underlying performance metrics are achieved, with his stock options to remain outstanding until their expiration date (collectively, the "Retirement Equity Treatment"). If Mr. Scalzo violates any of the material restrictive covenants in his employment agreement (with a violation of the non-competition covenant deemed material) within two years of his Retirement Termination, then any (x) unvested equity awards and (y) incentive equity awards that vested following the Retirement Termination will be forfeited without payment of any consideration, and to the extent necessary to effectuate the foregoing, Mr. Scalzo will be obligated to repay to the Company any gain received in respect of such equity awards (collectively, the "Retirement Equity Forfeiture Provisions").

        For purposes of the employment agreement, "Cause" means any of Mr. Scalzo's conviction of, or plea of guilty or nolo contendere to, a felony; engagement in gross neglect or willful misconduct with respect to his duties and responsibilities; material breach of his fiduciary duties to, or of any provision of the employment agreement or any other agreement with, the Company or any of its affiliates; engagement in any activity or behavior that is or could reasonably be expected to be harmful in any material respect to the property, business, goodwill, or reputation of the Company or any of its affiliates; or commission of theft, larceny, embezzlement, or fraud; and "Good Reason" means, without Mr. Scalzo's express prior written consent, a material reduction of his position, duties, and responsibilities with the Company from those in effect as of July 7, 2017 (provided that ceasing to serve as the Chief Executive Officer of a public company will not, standing alone, constitute Good Reason; and provided, further, that the Company's transition of his position, duties, and responsibilities to a new Chief Executive Officer following receipt of his notice of retirement (which he must provide at least six months prior to retiring) will not constitute Good Reason so long as he continues to have executive officer-level responsibilities during such period); a change such that he no longer reports to at least one of the Board, the Chairman of the Board or the Vice Chairman of the Board; the Company's failure to take commercially reasonable best efforts to nominate him to the Board (unless such nomination is prohibited by legal or regulatory requirements); a reduction of his base salary or target bonus opportunity; the Company's material breach of the employment agreement; or the Company's requirement that he move his primary place of employment more than 50 miles from Denver, Colorado (provided, that, he will not have Good Reason if the Company relocates its headquarters without relocating his primary place of employment, even if such relocation increases the amount of his business travel). Prior to a termination of Mr. Scalzo's employment by the Company for Cause or by him for Good Reason, the procedural requirements set forth in the employment agreement must be satisfied.

        Upon his resignation without Good Reason after July 7, 2022, subject to his timely execution and non-revocation of a general release of claims, Mr. Scalzo is entitled to the Retirement Equity Treatment, subject to the Retirement Equity Forfeiture Provisions. Upon a termination of his employment due to death or disability, Mr. Scalzo is entitled to the Pro-Rata Bonus (which, in the event of a termination due to death, will be calculated based on his target annual bonus and paid within 30 days of death).

Mr. Mara

        Mr. Mara's severance agreement provides for severance benefits if the company terminates his employment without "cause" (as defined in the agreement) or if he resigns for "good reason" (as defined in the agreement). In the event of such termination or resignation, he is entitled to the continuation of his base salary for 12 months following his termination, subject to his compliance with the restrictive covenants in the agreement (as described above) and his timely execution and non-revocation of a general release of claims.

        If Mr. Mara is terminated as a result of a "permanent disability" (as defined in the agreement), he is entitled to: (1) a prorated portion of the annual performance-based cash incentive award earned for the year of termination (if any) calculated at the end of such year and paid on the same date that awards for such year are paid to other executives of the company; (2) any other amounts earned, accrued or owing but not yet paid; and (3) continued participation in employee welfare benefit plans which, by their terms, permit a former employee to participate. In the event of a termination due to his death, his estate is entitled to the payments set forth in clauses (1) and (2) above, as well as any other benefits to which he would be entitled in accordance with the terms of the applicable plans and programs of the company.

        If a "change of control" of the company occurs (which is undefined in the agreement), neither the company, nor its affiliates, nor any acquirer will have any obligation to make severance payments in connection with such change of control, unless Mr. Mara's employment is terminated by the company without "cause" or he resigns for "good reason" (each as defined in the agreement) in connection with such change of control.

        Upon any termination of Mr. Mara's employment, including a termination for "cause" or resignation other than for "good reason," he is entitled to: (1) his base salary actually earned up to the date of termination and (2) any earned cash incentive award from the previous year not yet paid.

Mr. Parker

        Mr. Parker's employment letter provides for severance benefits if Mr. Parker's employment is terminated without "cause" (which is undefined in the letter). In such instance, Mr. Parker is entitled to continue receiving his base salary for 12 months following his termination, subject to his timely execution and non-revocation of a general release of claims.

Change of Control Benefits

Mr. Scalzo

        In the event of a Qualifying Termination within the one-year period immediately following a change of control (as defined in the 2017 Plan), in addition to the severance benefits described above, Mr. Scalzo is entitled to accelerated vesting of all of his incentive equity awards outstanding as of the change of control, subject to his timely execution and non-revocation of a general release of claims. Mr. Scalzo also is entitled to such accelerated vesting upon a Qualifying Change in Control (as defined in his employment agreement), regardless of whether a Qualifying Termination occurs.

Mr. Mara

        Pursuant to Mr. Mara's amended and restated option grant, dated February 2, 2016, upon a "change of control" (as defined in the option grant) that occurs prior to December 31, 2018, Mr. Mara was entitled to an "exit bonus" (as defined in the option grant) equal to the excess, if any, of $2 million over (i) the gross, pre-tax proceeds he receives with respect to his options (net of the exercise price for such options) and shares acquired through previously exercised options, in each case, in the change of control transaction, plus (ii) any other change of control bonuses or similar payments he receives that are contingent upon the change of control transaction. Mr. Mara's entitlement to the exit bonus was subject to his continued employment with the Company through the closing of the change of control transaction. The Business Combination qualified as a change of control under such option grant.

Mr. Parker

        In 2013, Atkins entered into change in control bonus award agreements with Mr. Parker that provided for cash bonus payments payable upon a "change in control" (as defined in the agreement). The cash bonus payment payable under each agreement was determined by multiplying Mr. Parker's

"covered securities" (as defined in the respective agreements) by an amount designated in each agreement, and his entitlement to the cash bonus is subject to his compliance with the non-disclosure of trade secrets, confidentiality, and non-disparagement obligations and his timely execution and non-revocation of a general release of claims. The maximum potential payments to Mr. Parker under these agreements at the time of the Business Combination (which qualified as a change in control under the agreement) was approximately $915,000 in the aggregate.

Executive Stock Ownership Guidelines

        Our executives are required to own common stock equal to a multiple of their annual base salary, depending on their level as set forth below:

  •
  CEO: Five time base salary;

  •
  Chief Financial Officer, Chief Marketing Officer, Chief Operations Officer, and General Counsel: Three times base salary; and

  •
  Other Vice President (not listed above): One time base salary.

        Officers are expected to satisfy these guidelines within 5 years of becoming an officer listed above and, with certain limited exceptions for Other Vice Presidents, may not sell any common stock until they are in compliance with such guidelines. In instances where the stock ownership guidelines would place a severe hardship, the Compensation Committee will make a final decision as to an alternative stock ownership guideline for such person that reflects both the intention of the guidelines and personal circumstances.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth certain information, as of August 26, 2017, concerning shares of our common stock authorized for issuance under our equity compensation plans, which consists only of our 2017 Omnibus Incentive Plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2) (c)
Equity compensation plans approved by stockholders	2,577,692	$12.00	6,424,380
Equity compensation plans not approved by stockholders	—	—	—

Total equity compensation plans	2,577,692	$12.00	6,424,380

(1)
Does not include: (i) 65,845 unvested shares outstanding as of August 26, 2017 in the form of restricted stock units under our 2017 Omnibus Incentive Plan, or 67,500 unvested shares outstanding as of September 6, 2017 in the form of restricted stock units issued under our 2017 Omnibus Incentive Plan to nine non-management members of the Board of Directors, which do not require the payment of any consideration by the recipients; and (ii) 28,047 and 39,353 options (total 67,400) to purchase common stock outstanding also issued under our 2017 Omnibus Incentive Plan on August 28, 2017 and September 18, 2017, respectively, exercisable at $12.00 per share.

(2)
Awards issuable under our 2017 Omnibus Incentive Plan include common stock, stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other incentive awards.

OWNERSHIP OF SIMPLY GOOD FOODS COMMON STOCK BY CERTAIN BENEFICIAL OWNERS

        The following table sets forth information known to us regarding the beneficial ownership of our common stock as of November 10, 2017 by:

  •
  each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

  •
  each of our current directors and director nominees;

  •
  each of the Company's named executive officers set forth in the Summary Compensation Table above; and

  •
  all executive officers and directors of the Company as a group.

        Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The beneficial ownership of shares of our common stock is based on 70,582,573 shares outstanding as of November 10, 2017.

        Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by the individuals below:

Name of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
5% Stockholders:
Conyers Park Sponsor LLC(2)	16,662,500	21.56%
Atkins Holdings LLC(3)	8,843,174	12.53%
T. Rowe Price Associates, Inc.(4)	8,027,255	11.38%
FMR LLC(5)	7,525,979	10.67%
Wellington Management Group LLP(6)	7,499,604	10.63%
The Baupost Group, L.L.C.(7)	4,712,500	6.68%
Directors and Executive Officers:
James M. Kilts(2)	—	—
David J. West(2)	—	—
Brian K. Ratzan(2)	—	—
Clayton C. Daley Jr.	35,000	*
Nomi P. Ghez	50,000	*
James E. Healey	30,000	*
Robert G. Montgomery	25,000	*
Arvin "Rick" Kash	—	—
Richard T. Laube	168,988	*
Joseph E. Scalzo	368,643	*
Todd Cunfer	—	—
C. Scott Parker	91,604	*
All directors and executive officers as a group (15 individuals)	867,910	1.23%

*
Less than 1 percent.

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o The Simply Good Foods Company, 1050 17th Street, Suite 1500, Denver, CO 80265.

(2)
Includes 6,700,000 shares which may be purchased by exercising warrants that are exercisable within the next 60 days. There are five managers of Sponsor's board of managers, including Messrs. Kilts, West and Ratzan. Each manager has one vote, and the approval of three of the five members of the board of managers is required to approve an action of Sponsor. Under the so-called "rule of three," if voting and dispositive decisions regarding an entity's securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity's securities. This is the situation with regard to Sponsor. Based upon the foregoing analysis, no individual manager of Sponsor exercises voting or dispositive control over any of the securities held by Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(3)
Atkins Holdings LLC directly owns 8,843,174 shares of common stock. Atkins Holdings LLC, a Georgia limited liability company, is controlled by RC II Atkins LLC, a Georgia limited liability company. RC II Atkins LLC is controlled by Roark Capital Partners II, LP, a Delaware limited partnership. Roark Capital Partners II, LP is controlled by its general partner, Roark Capital GenPar II, LLC, a Delaware limited liability company, which is in turn controlled by its managing member, Neal K. Aronson. Each of RC II Atkins LLC, Roark Capital Partners II, LP, Roark Capital GenPar II, LLC and Mr. Aronson may be deemed to have voting and dispositive power with respect to the common stock directly owned by Atkins Holdings LLC and therefore be deemed to be the beneficial owner of the common stock held by Atkins Holdings LLC, but each disclaim beneficial ownership of such common stock.

(4)
As of December 31, 2016, as reported on Schedule 13G. T. Rowe Price Associates, Inc. ("Price Associates") is an investment adviser registered under the Investment Advisers Act of 1940, as amended, The business address of Price Associates is 31 West 52nd Street, 22nd Floor, New York, New York 10019. Price Associates holds sole voting power of 819,133 shares of common stock and sole dispositive power of 4,496,966 shares of common stock. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. With respect to securities owned by any one of the T. Rowe Price Funds, only the custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.

(5)
As of July 31, 2017, as reported on Schedule 13G. Includes 129,200 shares held by Fidelity Advisor Series I: Fidelity Advisor Balanced Fund; 1,529,800 shares held by Fidelity Puritan Trust Fidelity Balanced Fund; 1,400,000 shares held by Variable Insurance Products Fund II: Contrafund Portfolio; 175,100 shares held by Variable Insurance Products Fund III: Balanced Portfolio; 156,100 shares held by Fidelity Central Investment Portfolios LLC: Fidelity Consumer Staples Central Fund; 359,900 shares held by Fidelity

  Select Portfolios: Consumer Staples Portfolio; 39,700 shares held by Variable Insurance Products Fund IV: Consumer Staples Portfolio; and 210,200 shares held by Fidelity Summer Street Trust: Fidelity Export and Multinational Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC.

  Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

  Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

(6)
As of April 28, 2017, as reported on Schedule 13G. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington Management Company LLP is an indirect subsidiary of Wellington Management Group LLP. The business address of Wellinginton Management Group LLP, Wellington Group Holdings LLP, Wellinginton Investment Advisors Holdings LLP and Wellington Management Company LLP is 280 Congress Street, Boston, Massachusetts 02210. The shares are owned of record by clients of the following investment advisers directly or indirectly owned by Wellington Management Group LLP (the "Wellington Investment Advisers"): Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. Wellington Management Group LLP holds shared voting power of 6,133,197 shares of common stock and shares dispositive power over 7,205,244 shares of common stock.

(7)
As of December 31, 2016, as reported on Schedule 13G. The Baupost Group, L.L.C. ("Baupost") is a registered investment adviser and acts as the investment adviser to certain private investment limited partnerships on whose behalf these securities were purchased, and in such capacity has voting and investment power with respect to such securities. SAK Corporation is the manager of Baupost, and Mr. Seth A. Klarman is the sole owner of SAK Corporation. Mr. Klarman and SAK Corporation disclaim beneficial ownership of the securities. The business address of Baupost, SAK Corporation and Seth A. Klarman is 10 St. James Avenue, Suite 1700, Boston, MA 02116.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms or written representations from the executive officers and directors, all required Section 16 reports were timely filed during fiscal year 2017.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        See "Corporate Governance—Review of Related Person Translations" above for information regarding our review and approval process of related person transactions.

Merger Agreement

        On April 10, 2017, Conyers Park entered into the Merger Agreement to effect the Business Combination. Pursuant to the Merger Agreement, Simply Good Foods paid at the consummation of the Business Combination with respect to the shares of common stock, par value $0.01 per share, of Atkins (which does not include any shares issuable pursuant to Exercised Option Shares (as defined in the Merger Agreement), the "Company Common Stock"), and the Exercised Option Shares, an aggregate amount of $730,125,000, subject to customary purchase price adjustments (the "Merger Consideration"). The Merger Consideration consisted of, and was allocated between, 10,250,000 shares of our common stock (at a reference price of $10.00 per share) and an amount of cash equal to the Merger Consideration minus $102,500,000.00. The shares of Class A common stock of Conyers Park issued and outstanding at the closing were canceled and converted automatically into the right to receive one share of our common stock, subject to certain exceptions. Each warrant to purchase shares of Conyers Park common stock issued and outstanding at the closing were converted into a warrant to purchase our common stock.

        Each issued and outstanding share of common stock of Atkins, excluding certain shares of to be canceled pursuant to the Merger Agreement, Exercised Option Shares and any Company Dissenting Shares (as defined in the Merger Agreement), was canceled and converted automatically into the right to receive the following: (i) an amount in cash equal to the Cash Amount (as defined in the Merger Agreement) rounded up to the nearest whole cent; (ii) a number of shares of our common stock equal to the Stock Amount (as defined in the Merger Agreement); and (iii) a contingent right to a portion of the Escrow Amount (as defined in the Merger Agreement), Administrative Expense Amount (as defined in the Merger Agreement), any additional consideration received pursuant to the purchase price adjustment in Section 2.12 of the Merger Agreement, any Bonus Repayment Amount (as defined in the Merger Agreement) and any amounts payable pursuant to the Tax Receivables Agreement (as defined below) (clauses (i) through (iii) collectively, the "Stock Consideration"), in each case, payable, without interest, to the applicable Company Stockholder (as defined in the Merger Agreement) in accordance with the Merger Agreement.

        Prior to the closing, holders of options to purchase common stock of Atkins had the opportunity to exercise their vested options. Such exercised vested options were cancelled and terminated at the closing and the holders of such options were entitled to the Exercised Option Shares Consideration (as defined in the Merger Agreement). All options that were either unvested or unexercised were cancelled at the closing.

        Any outstanding warrants to purchase common stock of Atkins were sold to Atkins pursuant to the terms of the Warrant Agreement (as defined in the Merger Agreement) and cancelled at the closing and the holder of the warrant was entitled to receive the consideration set forth in the Warrant Agreement (as defined in the Merger Agreement).

The Investor Rights Agreements

  Atkins Holdings LLC

        At the closing of the Business Combination, Simply Good Foods, Conyers Park Sponsor and Atkins Holdings LLC entered into an Investor Rights Agreement (the "Atkins Holdings Investor Rights Agreement") providing for, among other things, subject to the terms thereof, customary registration rights, including demand and piggy-back rights subject to cut-back provisions, and information rights in favor of Atkins Holdings LLC. Pursuant to the Atkins Holdings Investor Rights Agreement, Simply Good Foods has filed a shelf registration statement to register the shares of Simply Good Foods held by Atkins Holdings LLC which was declared effective on December 12, 2017. However, pursuant to the Atkins Holdings Investor Rights Agreement, Atkins Holdings LLC has agreed not to sell, transfer, pledge or otherwise dispose of the shares of common stock in Simply Good Foods it received in connection with the Business Combination for 180 days from the closing of the Business Combination, as well as to certain other lock-up provisions set forth therein.

        In addition, pursuant to the Atkins Holdings Investor Rights Agreement, for so long as Atkins Holdings LLC holds approximately 50% of its shares of common stock it held on the closing of the Business Combination, it will have the right to nominate one director to serve on the Board of Directors of Simply Good Foods as a Class III Director or, if it chooses not to do so or its nominated director resigns or is removed and is not replaced or nominated in accordance with the Investor Rights Agreement, to select one non-voting observer to participate in any meeting of the Board of Directors. Sponsor and its affiliates have agreed to vote their respective shares of common stock then beneficially owned in favor of the election or appointment of Atkins Holdings LLC's director. Atkins Holdings LLC's director will also serve on a standing committee of the Board of Directors chosen by Atkins Holdings LLC.

Conyers Park Sponsor

        On July 7, 2017, in connection with the consummation of the Business Combination, Simply Good Foods and Conyers Park Sponsor entered into an Investor Rights Agreement (the "Conyers Park Investor Rights Agreement" and, together with the Atkins Holdings Investor Rights Agreement, the "Investor Rights Agreements"). The Conyers Park Investor Rights Agreement provides for, among other things, subject to the terms thereof, customary registration rights, including demand and piggy-back rights subject to cut-back provisions. Simply Good Foods has filed a shelf registration statement to register Conyers Park Sponsor's shares that was declared effective on December 12, 2017. Pursuant to the Conyers Park Investor Rights Agreement, Conyers Park Sponsor agreed not to sell, transfer, pledge or otherwise dispose of the shares of common stock in Simply Good Foods it received in connection with the Business Combination for 180 days from the Closing, subject to certain exceptions.

        In addition, pursuant to the Conyers Park Investor Rights Agreement, for so long as Conyers Park Sponsor holds at least 50% of its shares of common stock it holds at Closing, it will have the right to nominate three directors to serve on the Board, and for so long as Conyers Park Sponsor holds at least 25% of its shares of common stock it holds at Closing, it will have the right to nominate one director to serve on the Board.

The Income Tax Receivable Agreement

        In connection with the consummation of the Business Combination, we entered into an Income Tax Receivable Agreement with Roark Capital Acquisition, as the Stockholders Representative (the "Tax Receivable Agreement"). The Tax Receivable Agreement generally provides for the payment by Simply Good Foods to the Selling Equityholders for certain federal, state, local and non-U.S. tax benefits deemed realized (as further described below) in post-closing taxable periods by Simply Good Foods, Conyers Park, Atkins and its eligible subsidiaries (collectively, the "Tax Group") from the use of up to $100 million of the following tax attributes: (i) net operating losses available to be carried forward as of the closing of the Business Combination; (ii) certain deductions generated by the consummation of the transactions contemplated by the Merger Agreement; and (iii) remaining depreciable tax basis from the 2003 acquisition of Atkins Nutritionals, Inc. In addition, Simply Good Foods will pay Roark Capital Acquisition, acting as the Stockholders' Representative, on behalf of the Selling Equityholders for the use of 75% of up to $7.6 million of alternative minimum tax credit carryforwards (such alternative minimum tax credit carryforwards and the tax attributes described in clauses (i)-(iii) of the previous sentence, collectively, the "Tax Attributes").

        Under the Tax Receivable Agreement, the Tax Group is generally deemed to realize a tax benefit from the use of a Tax Attribute on a "with and without" basis, thereby generally treating the Tax Attribute as the last item used, except: (i) if in a given year a Tax Attribute would have been used but for Simply Good Foods or one of its subsidiaries having completed an acquisition of one or more business entities (e.g., a new acquisition provides tax attributes that offset income that otherwise would have been offset by a Tax Attribute), then the Tax Group will be deemed to realize the benefit it would have realized in the absence of the subsequent acquisition, until the aggregate tax benefits for that year equals $13.2 million (with any excess carried forward and paid in a year when the realized tax benefit is otherwise less than $13.2 million); and (ii) if the applicable corporate tax rate (and resulting realized tax benefit) is lower than it would have been but for a change of the taxable year after the closing date of the Business Combination (e.g., because the change in tax year enabled the Tax Group to benefit sooner from a legislative rate reduction), then the realized tax benefit will be calculated using the original higher rate (solely for U.S. federal tax purposes) for twelve months following the change of taxable year. Generally, Simply Good Foods will pay the Stockholders' Representative for the deemed realized tax benefit for each taxable year, except that the amount payable will be adjusted if the realized tax benefit for prior taxable years is subsequently re-determined to be lower or higher than originally calculated (e.g., due to an audit that invalidates a deduction). In addition, any amount otherwise payable under the Tax Receivable Agreement will be reduced by the amount of any pre-closing income taxes of NCP-ATK Holdings, Inc. borne by Simply Good Foods (and any tax deductions arising from such income tax are generally treated as additional Tax Attributes). The Stockholders' Representative is not required to repay any amounts previously paid under the Tax Receivable Agreement.

        As a result of the foregoing, in certain circumstances (i) Simply Good Foods could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that the Tax Group realizes in respect of the Tax Attributes and (ii) it is possible that Simply Good Foods may be required to make payments years in advance of the actual realization of tax benefits in respect of the Tax Attributes. In these situations, Simply Good Foods' obligations under the Tax Receivable Agreement could have an adverse impact on Simply Good Foods' liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that Simply Good Foods will be able to finance its obligations under the Tax Receivable Agreement in a manner that does not adversely affect its working capital and growth requirements.

Indemnity Agreements

        In connection with the consummation of the Business Combination, we entered into indemnity agreements with each of our directors and executive officers. Each indemnity agreement provides for indemnification and advancements by Simply Good Foods of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Simply Good Foods or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Shareholder Agreements

        Atkins and its then principal stockholder, Atkins Holdings LLC, previously entered into shareholder agreements with each of the other stockholders of Atkins, including Mr. Scalzo, its chief executive officer, and Mr. Gandert, its Chief Customer/Business Development Officer, which set forth certain rights and restrictions with respect to the ownership of shares of common stock of Atkins. These shareholder agreements were terminated in connection with the consummation of the Business Combination.

Management Agreement

        Atkins was a party to an amended and restated management advisory and consulting services agreement, dated April 3, 2013 (the "Management Agreement"), with Roark Capital Management, LLC ("Roark"), pursuant to which Roark provided management consulting services to Atkins and received specified consideration for such services. The management consulting services generally consisted of advice concerning management, finance, marketing, strategic planning and such other services as was requested from time to time by Atkins.

        Pursuant to an arrangement with the then majority stockholder, Atkins was obligated to pay a management fee of the greater of $900,000 or an amount equal to 2% of consolidated adjusted EBITDA, as defined by the debt arrangements of Atkins, which could be prorated upon a fiscal year-end change. Annual reimbursements for out-of-pocket expenses were limited to $200,000. During the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, the management fee expense was approximately $1.7 million, $0.9 million, $1.6 million and $1.4 million, respectively. The Management Agreement also included customary indemnification provisions in favor of Roark.

        Simply Good Foods terminated the management agreement in connection with the consummation of the Business Combination; however, certain indemnification obligations still remain in effect.

Private Placement Warrants

        Simultaneously with the commencement of Conyers Park's initial public offering, Conyers Park completed the private sale of 6,700,000 warrants at a purchase price of $1.50 per warrant, to Conyers Park Sponsor, generating gross proceeds to us of $10,050,000. The private placement warrants were substantially similar to the warrants sold as part of the units issued in Conyers Park's initial public offering, except that if held by the original holder or their permitted assigns, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption and (iii) subject to certain limited exceptions, are subject to transfer restrictions until 30 days following the consummation of the Business Combination. If the warrants are held by holders other than its initial holder, the warrants will be redeemable by Conyers Park and exercisable by holders on the same basis as the warrants issued as part of the units in Conyers Park's initial public offering.

        In connection with the consummation of the Business Combination, the private placement warrants were converted into Warrants to purchase our common stock.

Conyers Park Registration Rights Agreement

        In connection with the Conyers Park initial public offering, Conyers Park Sponsor and certain of our independent directors that were previously directors of Conyers Park entered into a registration rights agreement with Conyers Park, entitling them to certain demand and "piggyback" registration rights with respect to the equity securities of Conyers Park. In connection with the consummation of the Business Combination, such registration rights agreement was superseded by the Conyers Park Investor Rights Agreement.

Administrative Services Agreement

        On July 14, 2016, in connection with its initial public offering, Conyers Park entered into an Administrative Services Agreement with Conyers Park Sponsor, pursuant to which Conyers Park paid $10,000 per month for office space, utilities and administrative support (the "Administrative Services Agreement"). Upon the consummation of the Business Combination, the Administrative Services Agreement was terminated.

 MISCELLANEOUS

Stockholder Proposals for the 2019 Annual Meeting of Stockholders

        Any proposal of a stockholder intended to be included in our proxy statement for the 2019 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by us no later than August 23, 2018, unless the date of our 2019 Annual Meeting of Stockholders is more than 30 days before or after January 31, 2019, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be directed to our Corporate Secretary, The Simply Good Foods Company, 1050 17th Street, Suite 1500, Denver, Colorado 80265.

        A stockholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2019 Annual Meeting of Stockholders not intended to be included in our proxy statement pursuant to SEC Rule 14a-8 must be submitted in accordance with the advance notice procedures and other requirements set forth in our Bylaws. Pursuant to our Bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal to our Corporate Secretary by no earlier than the 120th day prior and no later than the 90th day prior to the first anniversary of the date of the preceding year's annual meeting. For our annual meeting of stockholders to be held in 2019, such notice must be received no earlier than October 3, 2018 and no later than November 2, 2018. We will include your proposal in our next annual meeting proxy statement if it is a proposal that we are required to include in our proxy statement pursuant to the rules of the SEC. You must send your proposal to our principal executive offices to our Corporate Secretary, The Simply Good Foods Company, 1050 17th Street, Suite 1500, Denver, Colorado 80265.

Expenses of Soliciting Proxies

        Certain of our officers and employees may solicit proxies by mail, telephone, fax, e-mail or in person and will not receive any additional compensation for such efforts. We will pay all other costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Householding

        Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another holder of our common stock are only being sent one set of proxy materials, unless such holders have provided contrary instructions. We will deliver promptly upon written or oral request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials was delivered. If you wish to opt out of householding and receive a separate copy of these materials in the future or if you are receiving multiple copies and would like to receive a single copy, you may do so at any time prior to thirty (30) days before the mailing of the proxy materials (which typically will be in December of each year) by notifying us in writing at: The Simply Good Foods Company, Attn: Corporate Secretary, 1050 17th Street, Suite 1500, Denver Colorado 80265 or by telephone at 303-633-2840.

Other Matters

        We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

By Order of the Board of Directors,

James M. Kilts
Chairman of the Board of Directors

December 21, 2017

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. THE SIMPLY GOOD FOODS COMPANY 2018 Annual Meeting of Stockholders January 31, 2018, 9:00 A.M. Eastern Time This Proxy is Solicited On Behalf Of The Board Of Directors FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY Please mark your votes like this THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. AGAINST ABSTAIN 1.Election of Class I Directors 2.Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2018 fiscal year. FORWITHHOLD (1) Arvin Kash (2) Robert G. Montgomery (3) Joseph E. Scalzo CONTROL NUMBER Signature Signature, if held jointly Date , 2017/18. Note: Please sign exactly as name appears hereon. W hen shares are held by joint owners, both should sign. W hen signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. X Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

Important Notice Regarding the Internet Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders To Be Held on January 31, 2018 The 2018 Proxy Statement and the Annual Report to Stockholders are available at: http://www.thesimplygoodfoodscompany.com/proxy FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECT ORS THE SIMPLY GOOD FOODS COMPANY The undersigned appoints Todd Cunfer and Annita M. Menogan, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of The Simply Good Foods Company held of record by the undersigned at the close of business on December 4, 2017, at the 2018 Annual Meeting of Stockholders of The Simply Good Foods Company to be held on Wednesday, January 31, 2018 at 9:00 a.m. (ET), at The Ritz-Carlton, 280 Vanderbilt Beach Road, Naples, FL 34108, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE THREE CLASS I DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side)